Exhibit 1.2

Press Release

TOM Online Acquires Majority Stake in Indiagames

Establish global wireless game presence

(Hong Kong, December 17, 2004) — TOM Online Inc. (Nasdaq: TOMO; HK GEM stock code: 8282), China’s leading wireless Internet company , announced today it has signed a definitive agreement to acquire a majority stake in Indiagames Ltd. (“Indiagames”), an award winning wireless game developer and global publisher of mobile entertainment content based in India. The investment not only will help TOM Online establish its wireless game presence in India and China, but also vastly broaden its horizon for growth globally.

Under the agreement, TOM Online will acquire an 80.6% equity stake in Indiagames, India’s largest wireless game producer, for a cash consideration of US$17.73 million (approx. HK$138.3 million). TOM Online has acquired around 77% of Indiagames’ existing shares from investors including Infinity Ventures, IL&FS Investment Managers and the management team of Indiagames; the remainder of the shares in discussion will be in the form of new shares valued at US$4 million. Key management staff including founder Vishal Gondal will retain the remaining 19.4% share in the company and continue to run the operations of the company.

The owner of one of the largest wireless content development facilities in the world with more than 160 highly experienced professionals, the India-based company counts top tier Hollywood studios, handset manufacturers, and more than 100 distribution channels among its partners around the world, including Orange, Verizon, Sprint, Singtel, Airtel and AT&T.

Founded in 1999, Indiagames has distinguished itself as a high quality and creative game developer. A global publisher with a strong reputation and track record, the company also has successfully established diversified revenue streams from mobile games publishing and third-party development. Indiagames has been profitable for the past two years with a net margin of just under 50%.

TOM Online believes Indiagames will help catapult its integrated Internet products and services onto the world stage with access to truly global partners and distribution channels, a first for any Chinese portal, further enhancing its business growth both inside and outside China.

Press Release

Wang Lei Lei, TOM Online Chief Executive Officer and Executive Director, said: “TOM Online has successfully built a strong leadership in China’s wireless Internet sector, which makes Indiagames the most befitting addition to our existing business lines. It will be the driving force behind our game-related services development and expansion in the Indian wireless internet sector. There are tremendous synergistic opportunities between Indiagames and TOM Online that will enable us to utilize each other’s strengths in our respective markets in areas such as content, services, worldwide distribution channels, partnership referrals and market knowledge.”

Gondal, who is also Chief Executive Officer of Indiagames said: “This is a very unique alliance of the Asian Tiger and the Indian Elephant. We are very excited to be part of the TOM Online family.. Indiagames already has a strong presence in major markets like Europe and North America, and a major market share in India in the wireless gaming segment. With TOM Online’s popular online platform and expertise in China’s local wireless entertainment business, we will have access to a total of more than 1 billion mobile phone users and gain a leadership position in the two largest emerging wireless entertainment markets in the world — India and China.”

Apart from offering a wide range of wireless games, Indiagames also has products including ringtones and wallpapers incorporating key global brands; all of its products are compatible with most handsets, languages and platforms like Java™ , I-Mode™ and BREW™ in more than 55 countries across the world.

Tommei Tong, Non Executive Director of TOM Online, Chief Financial Officer and Executive Director of TOM Group Ltd (HKSE: 2383), the parent company of TOM Online, said: “, “We are pleased that TOM Online has this opportunity of investing in a leader of the global mobile game publishing industry. The support of TOM Group to TOM Online in this transaction demonstrated the synergies that can be created within the Group. We believe TOM Online will continue to draw on the expertise of the parent in global mergers and acquisitions and capital market opportunities in the future.”

About TOM Online Inc.

TOM Online Inc. (Nasdaq: TOMO; HK GEM stock code: 8282) is a leading wireless Internet company in China providing value-added multimedia products and services. A premier online brand in China targeting the young and trendy demographic, the company’s primary business activities include wireless Internet services, online advertising and commercial enterprise solutions. The company

Press Release

offers an array of services such as SMS, MMS, WAP, wireless interactive voice response services, content channels, search and classified information, free and fee-based advanced email and online games. As of September 30, 2004, TOM Online is the only portal in China that enjoyed a top three ranking in every wireless Internet service segment.

TOM Online is a subsidiary of TOM Group Limited (“TOM Group”), one of the leading Chinese language media groups in the Greater China region. TOM Group’s diverse operations span five media sectors: the Internet (through TOM Online Inc.), outdoor (through TOM Outdoor Media Group), publishing, sports and TV & entertainment.

About Indiagames

Indiagames was founded by Vishal Gondal, the current CEO, in 1999 and has quickly become one of the global leaders in mobile games publishing business. With over 160 professionals based in Mumbai, Indiagames is primarily engaged in publishing and developing games across various platforms like Internet, PC, broadband, mobile phones, PDAs, handheld gaming devices and consoles. Indiagames also has a leading edge in wireless games in various formats like Java™, BREW™, I-Mode™, Flash Lite™ and Symbian™. As the No.1 gaming developer and publisher in India, Indiagames controls a 60% share in India’s game-related wireless value-added services market.

Indiagames was the first to launch mobile games in India in Feb 2003. It has established partnerships with all major mobile operators in India and over 100 channel partners globally. Major global distribution channels include Vodafone, O2, T-Mobile, Orange, Verizon, Sprint, Singtel, Airtel, Tata, China Mobile, Optus, Hutch, Amena, Telefonica, O2, Wind and AT&T. Although it is based in India, 86% of its sales this year came from Europe, Asia Pacific, United States, Middle East and South Africa.

Indiagames is among the first to obtain branded licenses for mobile products with the launch of one of its best selling mobile game Spider-Man™ Classic in 2003. In the past 12 months Indiagames has licensed several key brands like Bruce Lee™, Predator™, Buffy The Vampire Slayer™, The Mummy™, Scorpion King™, Jurassic Park™ 1, Jurassic Park™ 2, Jurassic Park™ 3, Garfield™, The Day After Tomorrow™, Spy Kids™, Indian Idol, Singapore Idol, Malaysian Idol, Indonesian Idol and Phantom™, to name a few.

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Forward-looking Statements

The Press Release and the Announcement of TOM Online Inc. (the “Company”), contain statements that may be viewed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are, by their nature, subject to significant risks and uncertainties that may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements that are not historical fact relating to the financial performance and business operations of the Company, the expected benefit of any acquisition, the future prospects of and our ability to integrate the acquired business, the continued growth of the telecommunications industry in China, the development of the regulatory environment, and the Company’s latest product offerings and the Company’s ability to successfully execute its business strategies and plans, including its ability to expand its market share and revenue through acquisitions.

Such forward-looking statements reflect the current views of the Company with respect to future events and are not a guarantee of future performance. Actual results may differ materially from information contained in the forward-looking statements as a result of a number of factors, including, without limitation, any changes in our relationships with telecommunication operators in China, the effect of competition on the demand for the price of our services, changes in customer demand and usage preference for our products and services, changes in the regulatory policies of the Ministry of Information Industry and other relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in China, including the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market. Please also see the “Risk Factors” section of the Company’s registration statement on Form F-1 (File No. 333-112800), as filed with the Securities and Exchange Commission.

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For enquiries:
Rico Ngai, Corporate Communications (International) TOM Online Inc. Beijing Tel: +86 (10) 6528-3399 Ext 6940 Mobile: +86 139-118-95354 Fax: +86 (10) 8518-1169 E-mail: ricongai@bj.tom.com	Tan Xiaoqing, Corporate Communications (Mainland China) TOM Online Inc. Beijing Office tel: +86 (10) 6528-3399 Ext 6768 Fax: +86 (10) 8518-1169 E-mail: tanxiaoqing@bj.tom.com	Anthony Tse, Director, Corporate Development (Investors) TOM Group Ltd Tel: +852 2121-7226 E-mail: anthonyt@tomgroup.com	Rajiv Shankar (Indiagames) India Relations Tel: +91 (22) 2445-6116 Mobile: +91 9820-145-165 E-mail: rajiv@india-relations.com

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